UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 4, 2007
(Date of earliest event reported)

NATHANIEL ENERGY CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-27783	84-1572525
(State or Other Jurisdiction Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

8001 S. Interport Blvd., Englewood, Colorado 80112
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 690-8300
____________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On April 4, 2007 and April 16, 2007, Nathaniel Energy Corporation executed and delivered documents reflecting $100,000 and $200,000, respectively, loans made to the company by Richard Strain, the company’s former majority shareholder, which were due and payable on September 30, 2007. In consideration of the loans, the company executed $100,000 and $200,000 secured promissory notes in favor of Mr. Strain. Additionally, the company and Mr. Strain contemporaneously entered into security agreements to secure the company’s obligations under the two promissory notes. The material terms of the promissory notes, and the security agreements are described under Item 2.03 below.

ITEM 2.03	Creation of a Direct Financial Obligation or Obligation under an Off-Balance Sheet Arrangement of a Registrant

Effective April 4, 2007, Nathaniel Energy Corporation borrowed $100,000 from Richard Strain, the company’s former majority shareholder. The loan was repayable at maturity on September 30, 2007. Interest accrued on the principal of the loan at 9% annually, and is payable quarterly. By agreement dated October 3, 2007, Mr. Strain granted the company an extension of the maturity date to November 30, 2007 for the $100,000 promissory note.

Effective April 16, 2007, Nathaniel Energy Corporation borrowed $200,000 from Mr. Strain. The loan was repayable at maturity on September 30, 2007. Interest accrued on the principal of the loan at 9% annually, and is payable quarterly. By agreement dated October 3, 2007, Mr. Strain granted the company an extension of the maturity date to November 30, 2007 for the $200,000 promissory note.

Nathaniel Energy’s obligations under the promissory notes are secured by a first priority security interest in the company’s assets. The lender may demand repayment of the loan and shall have the general rights and remedies of a secured party in the event of a default by the company, which includes the failure to pay any sum payable under the promissory note when due, the failure to timely perform any obligation under the promissory note or security agreement, or the insolvency or bankruptcy of the company, and other customary events of default.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NATHANIEL ENERGY CORPORATION

Date: October 4, 2007	By:	/s/ Barry J. Kemble
Barry J. Kemble, Chief Executive Officer